Exhibit 1.01

Conflict Minerals Report of Checkpoint Systems, Inc.
in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This Conflict Minerals Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including steps we intend to take to mitigate the risk that conflict minerals in our products originated in the Democratic Republic of the Congo or an adjoining country.  These statements involve risks and uncertainties and reflect the judgment of Checkpoint Systems, Inc. (“Checkpoint” or the “Company”) as of the date of this Conflict Minerals Report. Forward-looking statements often address the Company’s expected future performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: (i) the responsiveness and cooperation of the Company’s suppliers in its reasonable country of origin inquiry and due diligence efforts, (ii) the accuracy of the information reported to the Company by suppliers with respect to the source and chain of custody of conflict minerals in the Company’s supply chain, (iii) the adequacy and effectiveness of the efforts of the Company’s suppliers to determine the source and chain of custody of conflict minerals in the Company’s supply chain, (iv) the accuracy of publicly-available industry information the Company relies on in performing its due diligence and (v) the Company’s ability to implement improvements in its conflicts minerals program generally and in response to industry and regulatory developments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Checkpoint does not undertake to update our forward-looking statements, except as required by applicable securities laws.

Introduction

This is the Conflict Minerals Report (the “Report”) of Checkpoint Systems, Inc. for the reporting period from January 1 to December 31, 2014 (the “Reporting Period”) prepared in accordance with Rule 13p-1 (the “Rule”) adopted by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Rule requires annual disclosure by Checkpoint with respect to products that were manufactured by the Company or that the Company contracted for manufacture during the Reporting Period containing conflict minerals which are necessary to the functionality or production of the products and whether those conflict minerals originated in the Democratic Republic of the Congo or any adjoining country.  The term “conflict mineral” as used in this Report and as defined in the Rule refers to gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten, regardless of their country of origin. The term “Covered Country” for purposes of the Rule and this Report includes the Democratic Republic of Congo, the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola. Use of the term “conflict mineral” in this Report does not denote that the minerals originated in a Covered Country.

If the Company can establish that the conflict minerals in its products originated from sources other than the Democratic Republic of the Congo or any other Covered Country, or that such conflict minerals originated from recycled and scrap sources, the Company is required to submit a specialized disclosure report to the SEC on Form SD describing the steps taken to determine the origin of the conflict minerals in the Company’s products.  If the Company has reason to believe that any of the conflict minerals in its supply chain may have originated in the Democratic Republic of the Congo or any other Covered Country, or if the Company is unable to determine the country of origin of those conflict minerals, then the Company is also required submit a Conflict Minerals Report to the SEC, such as this Report, that includes a description of the measures taken by the Company to exercise due diligence on the source of the conflict minerals and the chain of custody.

Checkpoint is a leading global manufacturer and provider of technology-driven loss prevention, inventory management and labeling solutions to the retail and apparel industries.  Some of the products that the Company manufactures or contracts to manufacture include components for which conflict minerals are necessary to the functionality or production of those products.  As a result, in accordance with the Rule, Checkpoint conducted in good faith a reasonable country of origin inquiry (“RCOI”) that was reasonably designed to determine whether any of the necessary conflict minerals in the Company’s products originated in the Democratic Republic of the Congo or any other Covered Country, or were from recycled or scrap sources. A description of the Company’s RCOI is included below in this Report.

Based on the RCOI, Checkpoint concluded that it currently does not have sufficient information from the Company’s suppliers to determine the country of origin of the conflict minerals used in the Company’s products or the facilities used to process those conflict minerals. As a result, Checkpoint cannot conclude that the conflict minerals did or did not originate in the Democratic Republic of the Congo or another Covered Country or conclude that the conflict minerals are or are not from recycled or scrap sources. Accordingly, the Company exercised due diligence that was reasonably designed to determine the source and chain of custody of these conflict minerals.  Checkpoint’s due diligence process was designed to conform to an internationally recognized due diligence framework, specifically the Organization for Economic Co-operation and Development (OECD) “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD Guidance)”, 2nd edition (2013). A description of the Company’s due diligence measures is included below in this Report.

This Report has not been subject to an independent private sector audit, nor is such an audit required for this Report.

Company Overview

Checkpoint is a leading global manufacturer and provider of technology-driven loss prevention, inventory management and labeling solutions to the retail and apparel industries. The Company’s loss-prevention business is built on more than 40 years of radio-frequency (RF) technology expertise. The systems and services included in this business enable retailers and their suppliers to reduce shrink while leveraging real-time data generated by the Company’s systems to improve operational efficiency.

Within loss-prevention, Checkpoint is a leading provider of electronic article surveillance (EAS) systems and tags using RF and electro-magnetic (EM) technology.  The Company also engineers systems using RF and acousto-magnetic (AM) technology. The Company’s loss prevention solutions enable retailers to safely display merchandise in an open environment. Checkpoint also offers customers the convenience of tagging their merchandise or associated packaging at the manufacturing source.

Increasingly, retailers and manufacturers are focused on tracking assets moving through the supply chain. In response to this growing market opportunity, Checkpoint provides a portfolio of inventory management solutions in the form of Radio Frequency Identification (RFID) products and services principally for closed-loop apparel retailers and department stores. The Company’s products give customers precise details on merchandise location and quantity as it travels from the manufacturing source through to the retail store.

The Company manufactures and sells worldwide a variety of tickets, tags and labels for customers in the retail and apparel industry. Applications include variable data management and printing, with size, care, content, pricing information, and brand identification. In addition, the Company offers barcode printing and integrated EAS tags for loss prevention and integrated RFID tags for item tracking and inventory management.

In Europe, Checkpoint is a leading provider of retail display systems (RDS) and hand-held labeling systems (HLS) used for retail price marking and industrial applications.

Checkpoint operates directly in 27 countries. The Company’s products are principally developed and manufactured in-house and sold through direct distribution and reseller channels.

Products

Each of Checkpoint’s business segments offers an assortment of products and services that in combination are designed to provide a comprehensive, single stop solution to help retailers, manufacturers, and distributors identify, track, and protect their assets throughout the supply chain.

The Company’s Merchandise Availability Solutions segment provides shrink management and inventory management (RFID) solutions to retailers through a diversified line of products.  Key product lines include (i) Electronic Article Surveillance Systems, (ii) Electronic Article Surveillance Consumables, (iii) Alpha® high-theft solutions and (iv) Merchandise VisibilityTM Solutions (RFID).  Certain of the products within these lines include components that the Company obtains from various third-party suppliers which contain conflict minerals.

The Company’s Apparel Labeling Solutions segment provides apparel retailers, brand owners, and manufacturers with a single source for their apparel labeling requirements. This segment also includes a web-based data management service and network of 19 service bureaus strategically located in 16 countries close to where apparel is manufactured. Products in this segment include (i) graphic tags and labels, (ii) variable data tags and labels, (iii) woven labels, (iv) care and content labels, (v) printed fabric and specialty trim labels, (vi) fully integrated tags and labels and (vii) RFID tags and labels.  To Checkpoint’s knowledge, these products do not contain any conflict minerals.

The Company’s Retail Merchandising Solutions segment includes hand-held labeling applicators and tags, promotional displays, and customer queuing systems. These traditional products broaden Checkpoint’s reach among retailers, promote their products and enable them to communicate with their customers in an effective manner. To Checkpoint’s knowledge, these products do not contain any conflict minerals.

Conflict Minerals Policy

Checkpoint’s Conflict Minerals Policy is published on the Company’s website at:

http://www.checkpointsystems.com/conflict-minerals-policy/

Reasonable Country of Origin Inquiry

As indicated above, Checkpoint determined that some of the products that the Company manufactures or contracts to manufacture include components for which conflict minerals are necessary to the functionality or production of those products.  As a result, in accordance with the Rule, Checkpoint conducted its RCOI that was reasonably designed to determine whether any of the necessary conflict minerals in its products originated in the Democratic Republic of the Congo or any other Covered Country, or were from recycled or scrap sources.

Checkpoint’s global supply chain is complex and the Company is many tiers removed from, and has no direct relationships with, the smelters or mining companies that may have direct knowledge of the source of the conflict minerals. As a result, the Company must depend on Checkpoint’s direct suppliers and any publicly-available data about them to provide information regarding the origin of the conflict minerals and, in turn, Checkpoint’s direct suppliers may depend on their own direct suppliers for that information. The Company does not purchase raw ore or unrefined conflict minerals in the Democratic Republic of the Congo or any of the other Covered Countries.

As part of its RCOI, the Company undertook a process to identify those suppliers the Company believed were potentially providing materials and components that contain necessary conflict minerals.  The Company requested relevant information from 2,950 supply sources.  As part of Checkpoint’s process, the Company requested that these supply sources provide a completed Electronic Industry Citizenship Coalition and Global Sustainability Initiative (“EICC/GeSI”) Conflict Minerals Reporting Template (the “CMRT”), which provides information regarding the sources of the conflict minerals used by the suppliers and their own due diligence controls and procedures with respect to conflict minerals.

The responses received by the Company came in various forms, including responses to the CMRT or Checkpoint’s written inquiry, or by way of other types of written communication from the supplier stating whether the goods or products being provided by them to Checkpoint did or did not contain or use any materials or components with conflict minerals that originated in the Covered Countries. A total of 1,946 supply sources responded that the products they provide to the Company did not contain conflict minerals; 150 responded that the products they provide to the Company containing conflict minerals did not contain conflict minerals that originated in the Democratic Republic of the Congo or another Covered Country; and 703 responded that they were unable to determine whether the products they provided to the Company containing conflict minerals contained conflict minerals that originated in the Democratic Republic of the Congo or another Covered Country.  None of the responses Checkpoint received indicated that the supply source determined that the products provided to the Company containing conflict minerals contained conflict minerals that originated in the Democratic Republic of the Congo or another Covered Country.  The Company did not receive responses, or received responses that were incomplete or failed to provide information the Company believes to be necessary to make a determination, from 151 supply sources.

Based on the RCOI, Checkpoint concluded that it currently does not have sufficient information from the Company’s suppliers to determine the country of origin of the conflict minerals used in the Company’s products or the facilities used to process those conflict minerals. As a result, Checkpoint cannot conclude that the conflict minerals did or did not originate in the Democratic Republic of the Congo or another Covered Country or conclude that the conflict minerals are or are not from recycled or scrap sources.

Due Diligence

In order to reduce the risks of the potential adverse impacts which may be associated with extracting, trading, handling and exporting minerals from conflict-affected and high-risk areas, and recognizing that Checkpoint has the responsibility to respect human rights and not contribute to conflict through its mineral-related purchasing decisions and practices, the Company has undertaken the due diligence efforts summarized below. Checkpoint has designed its due diligence efforts to conform to the OECD Guidance, an internationally recognized due diligence framework. The OECD Guidance provides a five-step framework for a company’s due diligence process, as outlined below.

Step 1 – Establish Strong Company Management Systems

•	The Company has established and published its Conflict Minerals Policy, as referenced above.
•
Checkpoint employees representing various departments and business units, including sourcing, manufacturing, engineering, and legal, are responsible for developing, maintaining and implementing policies and practices with respect to conflict minerals, including policies and practices related to the Company’s required reporting on Form SD and under the Rule.

•	Using the standards set in the OECD Guidance, Checkpoint created its Vendor Certification Form to be used in determining the country of origin of necessary conflict minerals.
•	Checkpoint used the CMRT to collect responses from its direct suppliers to assist the Company in its efforts to identify processing facilities in the Company’s supply chain.
•	The Company uses a hotline and anonymous reporting tools that permit any person to notify the Company of conflict minerals-specific issues.

Step 2 – Identify and Assess Risk in the Supply Chain

•	Checkpoint used the CMRT and Vendor Certification Form to review the due diligence efforts of its direct suppliers.
•
Checkpoint requested CMRT responses and Vendor Certification Forms from all of the supply sources the Company believes were potentially providing materials and components that contain necessary conflict minerals.

•	Checkpoint followed-up through various methods with suppliers who did not respond to the Company’s requests.
•	Checkpoint received responses from of the suppliers a significant majority of the Company’s supply sources.
•	Checkpoint recorded all of the information received back from suppliers in an internal tracking database.

Step 3 – Design and Implement a Strategy to Respond to Identified Risks

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Information on the source and chain of custody of conflict minerals in the Company’s supply chain was shared among Checkpoint personnel responsible for developing, maintaining and implementing policies and practices with respect to conflict minerals.

•
Checkpoint continues to develop, maintain and implement processes to identify suppliers that potentially provide materials and components to the Company that contain conflict minerals and conduct a good faith RCOI of the Company’s supply chain.

•	Once identified, the Company intends to attempt to pursue alternative sources to any supplier who is not compliant with the Company’s Conflict Minerals Policy or the Company’s Global Ethics Policy.

Step 4 – Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

•	Checkpoint currently does not carry out audits of the smelters or refiners identified by the Company’s suppliers as being in their supply chain.

Step 5 – Report on Supply Chain Due Diligence

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The Company files a Form SD and Conflict Minerals Report with the SEC on an annual basis.  Checkpoint’s Form SD filings and Conflict Minerals Reports are publicly available on the Company’s website at www.checkpointsystems.com.

Results of RCOI and Due Diligence Process

Based on the RCOI and the results of its due diligence, Checkpoint has concluded that it currently does not have sufficient information from the Company’s suppliers to determine the country of origin of the conflict minerals used in the Company’s products or the facilities used to process those conflict minerals. As a result, Checkpoint cannot conclude that the conflict minerals did or did not originate in the Democratic Republic of the Congo or another Covered Country or conclude that the conflict minerals are or are not from recycled or scrap sources.

Steps Taken and Being Taken to Mitigate Risk

Over the course of the next compliance period and continuing thereafter, Checkpoint intends to take the steps detailed below to improve its due diligence efforts and continue to mitigate the risk that its necessary conflict minerals could benefit armed groups.

Checkpoint intends to continue to evaluate and improve its internal management structures in order to best support supply chain due diligence. Checkpoint plans to continue to communicate its Conflict Minerals Policy and Vendor Certification Form to its suppliers and to make this policy publicly available on its website. The Company will continue to pursue varied engagement efforts with its suppliers to ensure that those suppliers are operating in a manner consistent with the policies and guidance laid out in the OECD Guidance. As Checkpoint continues to gather information from its suppliers, it will record and store that information in its internal tracking database. The database will then be used to identify and compare those smelters disclosed by suppliers to the CFI List.  The Company will also add resources as necessary to comply with its reporting requirements.

Based on the information gathered from its suppliers, Checkpoint will continue to work to identify and assess risks in the supply chain related to compliance with its Conflict Minerals Policy. The due diligence team will work to identify conflict minerals in the supply chain, spot red flags, and assess the due diligence practices of suppliers. Based on the risks identified in this process, Checkpoint will work with its suppliers to mitigate risks by creating a strategy and setting performance goals and, where mitigation attempts are unsuccessful, disengaging with the supplier if necessary.